Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Vuzix Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security Class	Amount	Proposed Maximum Aggregate Offering Price Per	Fee Calculation	Maximum Aggregate Offering	Fee	Amount of Registration
	Type	Title	Registered(1)	Share(2)	Rule	Price	Rate	Fee
Fees to Be Paid	Equity	Common Stock issued to Selling Stockholder	7,692,307	$1.315	457(c)	$10,115,383.70	0.00015310	$1,548.67
		Total Offering Amounts	7,692,307	$1.315	457(c)	$10,115,383.70	0.00015310	$1,548.67
		Total Fees Previously Paid	-				-	2,463.78
		Total Fee Offsets	-					-
		Net Fee Due						$-

(1)	Represents shares offered by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $1.315 per share on October 25, 2024 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.